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                                                                    Exhibit 99.2

                                 January 4, 1999




The Kroger Co.
1014 Vine Street
Cincinnati, OH  45202

Ladies and Gentlemen:

     I hereby consent to the disclosure indicating that I will become a director of The Kroger Co. ("Kroger") contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement on Form S-4 of Kroger (File No. 333-66961) filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the shares of Common Stock of Kroger to be issued in connection with the Agreement and Plan of Merger, dated as of October 18, 1998, by and between Kroger, Jobsite Holdings, Inc. and Fred Meyer, Inc.



               /s/ Ronald W. Burkle
               ---------------------------------
               Ronald W. Burkle